Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Reports Fiscal Year 2013 Results

Including Restatement of Fiscal Years 2011 and 2012

Virginia Beach, Va. (September 26, 2013) - JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported that it has completed its restatement of fiscal years 2012 and 2011 and is reporting its results for the fiscal year ended April 30, 2013.  All amounts included in this press release reflect the impact of the restatement.  The Company continues to expect to file its Annual Report on Form 10-K for the year ended April 30, 2013 and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2013 with the Securities and Exchange Commission (SEC) by October 14, 2013, the date its plan for listing compliance is due to the NASDAQ.

“We have been working diligently and are pleased to have the restatement of our annual financial statements completed and we are reporting our fiscal 2013 results.  The restatement affected the timing of when we recognized a portion of our revenues, but our underlying business and goals have not changed,” said Mark Baumgartner, CFO.  “Now that the accounting for the restatement is behind us, we have turned our attention to completing our SEC filings, including amending our previously filed fiscal 2013 10-Qs.”

Restatement

As previously announced, the Company changed certain of its accounting policies in regards to the timing of revenue recognition for area developer and franchise fees.  The policy changes approved by the Audit Committee of the Company’s Board of Directors that are reflected in the restatement included:

•                  Area Developer Arrangements:  For accounting purposes, the Company no longer accounts for its area developer arrangements as franchise sales and therefore recognizes fees over the term of the agreement rather than at the beginning of the relationship.  This change also required the Company to record gross revenues for the area developer portion of the franchise fees, interest and royalties and a corresponding and equal expense for the amount due to the area developer.

•                  Territory Franchise Fees:  The Company has changed its policy from recording franchise fee revenue, net of an allowance for refunds, at the beginning of the relationship to recording franchise fee revenue only as payments are made by the franchisee.

•                  The Company also revised its methodology for the allocation of the purchase price associated with the acquisition of businesses from franchisees.  The new methodology allocates the purchase price to all identifiable intangible assets, which consist of reacquired rights and

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customer lists, with any unallocated purchase price recorded as goodwill.  Previously, the entire purchase price was allocated to customer lists.

As a result of the restatement, the Company estimates that non-recurring, pre-tax costs incurred during fiscal year 2014 attributable to the restatement will be in the range of $700,000 - $850,000.  Additionally, since late August, the Company has been unable to renew its franchise disclosure documents with updated financial statements and is therefore unable to sell franchises until its annual financial statements are completed and franchise disclosure documents are up-to-date, which is expected to occur in October.

At the end of fiscal year 2013, due to changes in the Company’s revenue recognition policies, the Company had a balance of $39.7 million in the unrecognized revenue portion of notes receivable and $16.9 million of deferred revenue, totaling $56.6 million in unrecognized revenue.  Of the $56.6 million, $38.0 million was related to area developer fees and will be recognized over a weighted-average period of 4 years, subject to the receipt of payments on the notes receivable.  The remaining $18.6 million is related to franchise fees and gains on the sale of company-owned offices, and the note balances associated with that revenue will be recognized over a weighted-average period of 2 years, subject to the receipt of payments on the notes receivable.

Fiscal Year 2013 Highlights

•                  Net income was $17.6 million, or $1.25 per diluted share, compared to $16.4 million, or $1.16 per diluted share, in fiscal year 2012.

•                  Adjusted net income was $19.5 million compared to $17.2 million in fiscal year 2012.

•                  Adjusted diluted earnings per share increased 13.9% to $1.39 from $1.22 in fiscal year 2012.

•                  Adjusted EBITDA was $42.1 million compared to $36.5 million in fiscal year 2012.

•                  Revenues were $147.6 million compared to $131.2 million in fiscal year 2012.

•                  Systemwide revenue was $381.2 million compared to $359.1 million in fiscal year 2012.

•                  Cash flow from operations was $28.4 million compared to $20.4 million in fiscal year 2012.

•                  Cash and cash equivalents at April 30, 2013 were $19.0 million compared to $19.8 million at April 30, 2012.

•                  At April 30, 2013, the Company had a zero balance on its $143.4 million revolving credit facility.

•                  The Company repurchased approximately 422,000 shares of its common stock during fiscal 2013 for $6.5 million.

“Even with all the challenges this year presented, we are pleased that we were able to grow our market share and increase the number of customers we served during fiscal 2013 by 4%,” said John Hewitt, Chairman and CEO.  “At our annual franchise convention in early June, we received great feedback from our franchisees on things we did well and things we need to improve on.  The morale of the franchisee base is high as we prepare for another year of working closely with them to grow the business.”

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Revenues

Revenues for fiscal year 2013 increased 12.5% to $147.6 million compared to $131.2 million in the prior year period.  The increase in revenue was driven primarily by increases in royalties and advertising fees, tax preparation fees and financial product revenue.  The increase in royalties and advertising fees was the result of a 6.2% increase in systemwide revenue versus the prior year period.  Tax preparation fees increased due to the higher number of company-owned offices because of the operation of Walmart kiosks and an increase in the number of returns processed through the Company’s online product, eSmart.  The increase in financial product revenue was a result of processing more products in-house through the Company’s subsidiary, JTH Financial.

Operating Expenses

Operating expenses for fiscal year 2013 increased 13.1% to $116.8 million compared to $103.2 million in the prior year period.  The increase was primarily due to an increase in employee compensation and benefits for personnel to support anticipated growth, operating additional company-owned offices and stock compensation expense.

During the fourth quarter of fiscal year 2013, the cash settlement of certain stock option transactions caused the accounting treatment of some of the outstanding stock options to change from being classified as equity instruments to liability instruments.  This caused a one-time increase in stock compensation expense of $2.6 million, pre-tax, during the fourth quarter of fiscal 2013.  On June 7, 2013, the Board of Directors approved a new policy regarding the settlement of stock options.  As a result, these options returned to being classified as equity instruments in the first quarter of fiscal 2014, which generated a one-time decrease in stock compensation expense during the first quarter of approximately $872,000, pre-tax.

Operating expenses for fiscal year 2013 included approximately $1.9 million of costs associated with being a public company that were not incurred in the prior year.

Balance Sheet Highlights

Cash and cash equivalents at April 30, 2013 were $19.0 million versus $19.8 million at April 30, 2012.  The decrease in cash and cash equivalents was primarily due to an investment in marketable securities and the repurchase of common stock partially offset by the increase in net cash provided by operating activities.  During the fiscal year, the Company repurchased approximately 422,000 shares of common stock for $6.5 million.

The Company’s debt-to-total capital ratio at April 30, 2013 was 25.3% versus 30.2% at April 30, 2012.  The decrease was primarily due to an increase in stockholders’ equity and the repayment of a portion of the term loan during the fiscal year.  At April 30, 2013, the Company had a zero balance on its $143.4 million revolving credit facility.

Cash Flow Highlights

Cash flow from operations totaled $28.4 million for fiscal year 2013 compared to $20.4 million for fiscal year 2012.  Cash flow from operations was positively impacted by an increase in net income and an increase in non-cash expenses.

Fiscal Year 2013 Operational Data

For the fiscal year 2013, the Company served almost 2.3 million customers in the U.S. and Canada, an increase of 4.0% over the prior year.  Tax returns prepared in offices in the U.S. and Canada grew 2.0% over the prior year.  The Company believes the growth in returns was negatively impacted by the fiscal

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cliff legislation, which not only delayed the start of the tax season, but also resulted in an inability to file a number of forms even later into the season, the majority of states converting to modernized efiling for the first time, and changes the IRS implemented with regard to the Earned Income Tax Credit.  Through July 25, 2013, the IRS reported total tax returns were down 0.5% versus the prior year through July 19, 2012.

Systemwide revenue for fiscal year 2013 in the U.S. and Canada grew 6.2% to $381.2 million from $359.1 million in fiscal year 2012.  The increase in systemwide revenue was due to the growth in returns and a 4.0% increase in average net fee per return from $173 in fiscal year 2012 to $180 in fiscal year 2013.

Conference Call

The Company intends to host a conference call in conjunction with its first quarter of fiscal 2014 earnings report which will be announced at a later date.  At that time, the Company will discuss results from fiscal 2013, the first quarter of fiscal 2014 and the restatement.

Audited Financial Statements

The Company’s audited financial statements for the year ended April 30, 2013 will be available on the annual report page of its investor relations website after 9:00 pm ET this evening, which can be reached at the following web address, http://ir.libertytax.com/phoenix.zhtml?c=233197&p=irol-reportsannual.

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared almost 16 million individual income tax returns.  Liberty Tax Service also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the restatement of the Company’s historical financial statements, the costs associated with the restatement, the filing of the Company’s periodic reports with the SEC, the Company’s ability to regain compliance under the NASDAQ Listing Rules, the Company’s anticipated growth and expansion of its business, and the completion of the Company’s franchise disclosure documents and related filings.  These forward-looking statements are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements, including our filings with the SEC; uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions.

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Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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JTH Holding, Inc.

Condensed Consolidated Balance Sheets

Amounts in thousands

	April 30,
	2013	2012
Current assets:
Cash and cash equivalents	$19,013	$19,848
Receivables, net	71,306	64,782
Other current assets	12,814	9,515
Total current assets	103,133	94,145

Property, equipment, and software, net	33,037	23,948
Notes receivable, excluding current portion, net	14,352	11,711
Goodwill	5,685	5,400
Other intangible assets, net	10,921	10,314
Other assets, net	2,402	6,678
Total assets	$169,530	$152,196

Current liabilities:
Current installments of long-term debt	$3,400	$2,736
Accounts payable and accrued expenses	11,954	14,170
Due to area developers	18,248	15,956
Income taxes payable	5,897	6,689
Deferred revenue - short-term portion	7,555	6,920
Total current liabilities	47,054	46,471

Long-term debt, excluding current installments	24,283	26,249
Revolving credit facility	—	—
Deferred revenue - long-term portion	10,381	12,411
Other non-current liabilities	5,976	—
Total liabilities	87,694	85,131

Stockholders’ Equity:
Class A preferred stock, $0.01 par value per share	—	2,129
Class A common stock, $0.01 par value per share	120	103
Class B common stock, $0.01 par value per share	9	9
Exchangeable shares, $0.01 par value	1	1
Additional paid-in capital	1,920	3,182
Accumulated other comprehensive income, net of taxes	1,194	676
Retained earnings	78,592	60,965
Total stockholders’ equity	81,836	67,065
Total liabilities and stockholders’ equity	$169,530	$152,196

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JTH Holding, Inc.

Condensed Consolidated Income Statement

Amounts in thousands, except per share and share data

	Fiscal years ended April 30,
	2013	2012	2011	2010	2009
Revenues:
Franchise fees	$8,721	$7,996	$8,780	$13,366	$10,056
Area developer fees	7,699	6,702	6,335	6,476	6,881
Royalties and advertising fees	73,129	70,016	66,182	58,361	47,874
Financial products	30,345	22,903	16,507	14,175	18,560
Interest income	13,848	12,406	11,322	9,963	9,032
Tax preparation fees, net of discounts	10,148	7,026	4,789	5,982	5,075
Other revenue	3,723	4,176	4,021	4,262	3,345
Total revenues	147,613	131,225	117,936	112,585	100,823

Operating expenses:
Employee compensation and benefits	37,998	29,802	25,162	24,526	21,418
General and administrative expenses	31,212	26,878	22,472	19,151	17,751
Area developer expense	25,736	23,872	23,094	22,031	19,084
Advertising expense	15,293	15,346	15,078	12,872	12,085
Depreciation, amortization, and impairment charges	6,538	5,999	5,439	6,790	4,806
Other	—	1,348	—	5,690	1,637
Total operating expenses	116,777	103,245	91,245	91,060	76,781
Income from operations	30,836	27,980	26,691	21,525	24,042

Other income (expense):
Foreign currency transaction gains (losses)	—	4	75	1,014	(451)
Net gain on short-term investments	—	—	—	2,454	762
Interest expense	(2,039)	(1,854)	(1,954)	(1,947)	(1,769)
Income before income taxes	28,797	26,130	24,812	23,046	22,584
Income tax expense	11,170	9,747	10,142	8,657	9,427

Net income	$17,627	$16,383	$14,670	$14,389	$13,157

Net income attributable to common stockholders Class A and Class B	$16,102	$13,216	$9,755	$11,527	$10,577

Net income for diluted earnings per share	$17,627	$16,383	$12,175	$14,389	$13,157

Net income per share of Class A and Class B common stock:
Basic	$1.26	$1.17	$0.85	$0.99	$0.89
Diluted	$1.25	$1.16	$0.83	$0.95	$0.85

Weighted-average shares outstanding:
Basic	12,783,214	11,283,780	11,488,954	11,679,038	11,888,391
Diluted	14,072,358	14,167,936	14,662,248	15,069,806	15,483,135

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JTH Holding, Inc.

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

	Fiscal years ended April 30,
	2013	2012	2011
Cash flows from operating activities:
Net income	$17,627	$16,383	$14,670
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	7,098	5,788	5,497
Depreciation and amortization	5,750	5,511	5,001
Amortization of deferred financing costs	301	418	254
Impairment of goodwill and other intangible assets	788	488	438
Stock-based compensation expense related to equity classified awards	1,496	1,429	1,494
Stock-based compensation expense related to liability classified awards	2,625	—	—
Gain on sale of company-owned offices	(777)	(973)	(1,109)
Equity in loss of affiliate	193	138	—
Deferred tax expense	4,119	2,304	1,671
Changes in assets and liabilities decreasing cash flows from operating activities	(10,779)	(11,043)	(3,141)
Net cash provided by operating activities	28,441	20,443	24,775

Cash flows from investing activities:
Issuance of operating loans to franchisees	(75,605)	(67,969)	(56,400)
Payments received on operating loans from franchisees	68,782	60,918	50,921
Purchases of area developer rights and company-owned offices	(5,980)	(4,741)	(3,091)
Proceeds from sale of company-owned offices and area developer rights	4,072	2,146	1,711
Purchase of marketable equity securities	(2,980)	—	—
Purchase of equity method investment	—	(1,009)	—
Purchases of property and equipment	(11,928)	(10,288)	(7,051)
Net cash used in investing activities	(23,639)	(20,943)	(13,910)

Cash flows from financing activities:
Proceeds from the exercise of stock options	3,801	742	3,805
Repurchase of common stock	(6,456)	(4,260)	(10,076)
Repurchase of preferred stock	—	—	(2,722)
Term debt borrowings	—	25,000	—
Repayment of long-term debt	(2,953)	(2,118)	(2,284)
Borrowings under revolving credit facility	121,216	124,270	135,484
Repayments under revolving credit facility	(121,216)	(124,270)	(135,484)
Payment for debt issue costs	(289)	(1,123)	(333)
Tax benefit of stock option exercises	271	458	408
Net cash provided by (used in) financing activities	(5,626)	18,699	(11,202)

Effect of exchange rate changes on cash, net	(11)	(13)	(113)
Net increase (decrease) in cash and cash equivalents	(835)	18,186	(450)
Cash and cash equivalents at beginning of year	19,848	1,662	2,112
Cash and cash equivalents at end of year	$19,013	$19,848	$1,662

Supplementary cash flow data:
Cash paid for interest, net of capitalized interest	$1,872	$1,640	$1,671
Cash paid for taxes, net of refunds	7,328	7,222	8,032

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JTH Holding, Inc.

GAAP to Non - GAAP Reconciliation

Unaudited, amounts in thousands, except per share and share data

We report our financial results in accordance with generally accepted accounting principles (GAAP).  However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods.  Reconciliations to GAAP financial measures are provided below.  These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

Adjusted Net Income

	Fiscal years ended April 30,
	2013	2012	2011	2010	2009

Net income - as reported	$17,627	$16,383	$14,670	$14,389	$13,157

Add back (net of tax):
Stock-based compensation expense related to liability classified awards	1,607	—	—	—	—
Restructuring charge	260	—	—	—	—
Costs associated with postponed IPO	—	845	—	—	—
Foreign currency transaction gains	—	(3)	(44)	(633)	263
Net gain in short-term investments	—	—	—	(1,532)	(444)
Loss on discontinued use of software	—	—	—	3,478	—
Net income - as adjusted	$19,494	$17,225	$14,626	$15,702	$12,976
Earnings per diluted share - as adjusted	$1.39	$1.22	$1.00	$1.04	$0.84

Adjusted EBITDA

	Fiscal years ended April 30,
	2013	2012	2011	2010	2009

Net income - as reported	$17,627	$16,383	$14,670	$14,389	$13,157
Interest expense	2,039	1,854	1,954	1,947	1,769
Income tax expense	11,170	9,747	10,142	8,657	9,427
Depreciation, amortization and impairment charges	6,538	5,999	5,439	6,790	4,806
Loss on discontinued use of software	—	—	—	5,570	—
Foreign currency transaction gain	—	(4)	(75)	(1,014)	451
Net gain on short-term investments	—	—	—	(2,454)	(762)
Costs associated with postponed IPO	—	1,348	—	—	—
Restructuring charge	425	—	—	—	—
Litigation settlements	187	(239)	(56)	43	1,557
Stock-based compensation expense related to liability classified awards	2,625	—	—	—	—
Stock-based compensation expense	1,496	1,429	1,494	1,000	1,055
Adjusted EBITDA	$42,107	$36,517	$33,568	$34,928	$31,460

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JTH Holding, Inc.

Operational Data

Unaudited

	Fiscal years ended April 30,
	2013	2012
Franchisees
U.S.	2,073	1,959
Canada	138	139
Total Franchisees	2,211	2,098

Offices(1)
U.S.
Franchised	4,028	3,845
Company-Owned	234	75
Total U.S.	4,262	3,920

Canada
Franchised	231	244
Company-Owned	27	19
Total Canada	258	263

Total
Franchised	4,259	4,089
Company-Owned	261	94
Total Offices	4,520	4,183

Tax Returns Processed
U.S.	1,805,000	1,790,000
Canada	311,000	285,000
Total Returns Processed in Offices	2,116,000	2,075,000

Online	159,000	113,000
Total Tax Returns Processed	2,275,000	2,188,000

Systemwide Revenue ($ in thousands)(2)
U.S.	$358,000	$337,000
Canada	23,200	22,100
Total Systemwide Revenue	$381,200	$359,100

Average Net Fee Per Return(3)	$180	$173

(1)         We measure our number of offices per fiscal year based on franchised and company-owned offices open at any point during the tax season.

(2)         Our systemwide revenue represents the total tax preparation revenue generated by our franchised and company- owned offices.  It does not represent our revenue, but because our franchise royalties are derived from the operations of our franchisees, and because we maintain an infrastructure to support systemwide operations, we consider growth in systemwide revenue to be an important measurement.

(3)         The net average fee per tax return prepared reflects amounts for our franchised and company-owned offices.

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